UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 1, 2006

(Date of earliest event reported)

PEAK INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	0-29332	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38507 Cherry Street, Unit G, Newark, California	94560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 449-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Effective April 1, 2006, the employment agreement between Peak International Limited (the “Company”) and Mr. Dean Personne was amended to (1) reflect Mr. Personne’s appointment to Chief Executive Officer of the Company and (2) increase the amount of severance payable to Mr. Personne in the event he is terminated without cause to the greater of (a) US$450,000 or (b) 18 months base salary at the rate in effect at the time of termination, and any accrued but unused vacation pay. A complete copy of the amendment is attached hereto as Exhibit 99.1.

On April 3, 2006, Mr. Calvin Reed, a member of the Company’s Board of Directors and former Chief Executive Officer, informed the Company that he would resign from the Board, effective immediately. In connection with Mr. Reed’s resignation from the Board, the Company agreed to pay the premiums for his and his wife’s medical benefits until December 31, 2007.

Item 5.02. Departure of Directors or Principal officers, Election of Directors; Appointment of Principal Officers

On April 3, 2006, Mr. Calvin Reed, a member of the Company’s Board of Directors and former Chief Executive Officer, informed the Company that he would resign from the Board, effective immediately.

The Board appointed Mr. Dean Personne, the Company’s newly appointed Chief Executive Officer, to fill the vacancy left by Mr. Reed. Mr. Personne has an employment agreement with the Company pursuant to which Mr. Personne will be paid a salary of $25,000 per month and will be eligible for a bonus of up to one month’s salary if he is still employed by the Company at the time year end bonuses are paid to Company employees. In addition, the Company will reimburse Mr. Personne for reasonable housing expenses while living in Hong Kong, in an amount not to exceed $11,000 per month.

The employment agreement, as amended, also calls for a lump-sum severance payment in an amount equal to the greater of (a) $450,000 or (b) 18 months base salary and unused vacation pay, and the vesting of all stock options which would have vested within 18 months of the date of termination, with such options remaining exercisable for one year. Mr. Personne shall not be eligible to receive the severance payment in the event his employment is terminated (1) as a result of his conviction of a felony involving dishonest, (2) by the Company for good cause, (3) as a result of a material breach of his employment agreement, (4) as a result of his death or disability, or (5) as a result of his own resignation, unless such resignation was a result of a reduction by the Company of Mr. Personne’s base salary to less than $300,000 per year. If Mr. Personne is terminated without good cause or resigns as a result of a reduction in base salary and such termination or resignation occurs in anticipation of or within two years following a change in control or liquidation of the Company, in addition to a severance package as described above, all stock options held by Mr. Personne shall immediately vest in full and remain exercisable for a period of one year.

The employment agreement also contains standard provisions relating to confidentiality and restrictions on competitive activities and solicitation of Company employees and customers.

Mr. Personne’s employment agreement was amended in July 2005 to remove reference of a specific termination date and to extend the term until such time as the employment agreement shall be otherwise terminated in accordance with its terms. As set forth in Item 1.01 above, Mr. Personne’s employment agreement was further amended in connection with his appointment to Chief Executive Officer. Mr. Personne’s employment agreement, as amended in July 2005, is attached hereto as Exhibit 99.2 and the latest amendment is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

99.1	Addendum to Employment Agreement between Dean Personne and Peak International Limited.

99.2	Employment Agreement, dated February 15, 2005, by and between Dean Personne and Peak International Limited, as amended on July 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEAK INTERNATIONAL LIMITED

Dated: April 6, 2006	By	/s/ Katie Fung
	Name:	Katie Fung
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Addendum to Employment Agreement between Dean Personne and Peak International Limited.

99.2	Employment Agreement, dated February 15, 2005, by and between Dean Personne and Peak International Limited, as amended on July 7, 2005.